August 3, 2005

Mr. Thomas J. Sweeney P.O. Box 910011 San Diego, CA 92191

RE:      Agreement for Part-Time Employment

Dear Tom,

This letter will serve as the entire agreement between Patriot Scientific Corporation (the "Company") and you (the "Employee") with respect to certain aspects of your employment with the Company.

The Company acknowledges and agrees that the Employee is and will remain a partner of, and has and will retain an interest in, Tatum CFO Partners, LLP ("Tatum"), which will benefit the Company in that the Employee will have access to certain Tatum resources.

Beginning Date:  The Employee began work for the Company on July 5, 2005.

Compensation:

Salary: $1125 per day ("Salary"). Employee's Salary may be increased from time to time, by the Company in its sole discretion.

Cash Bonus, Stock Options, Severance Pay: As may be determined by the Compensation Committee of the Board of Directors of the Company in its sole discretion. Such compensation, if awarded, shall be consistent with the Company's policies for executive employees at a comparable level to Employee.

Other Compensation Provisions:
During the course of the Employee's engagement hereunder, the Employee will remain a partner of Tatum. As a partner of Tatum, Employee will share with Tatum a portion of his or her economic interest in any stock options or equity bonus that the Company may in its sole discretion pay the Employee, to the extent specified in that certain Part-Time Engagement Resources Agreement between the Company and Tatum (the "Resources Agreement"). The Company acknowledges and consents to such arrangements.

Benefits:

The Employee will be eligible for any Company employment retirement and/or 401(k) plan and for vacation and holidays consistent with the Company's policy as it applies to senior management, and the Employee will be exempt from any delay periods required for eligibility.

Thomas J. Sweeney
August 3, 2005
Page 2 of 3

The Employee must receive written evidence that the Company maintains directors' and officers' insurance to cover in an amount reasonably acceptable to the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect. Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors' and officers' extended reporting period, or "tail," policy to cover the Tatum Partner.

The Company agrees to indemnify the Employee to the full extent permitted by law for any losses, costs, damages, and expenses, including reasonable attorneys' fees, as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection the Employee's employment with the Company.

Termination:
The Company may terminate the Employee's employment for any reason upon at least 30 days' prior written notice to the Employee, such termination to be effective on the date specified in the notice, provided that such date is no earlier than 30 days from the date of delivery of the notice. Likewise, the Employee may terminate his or her employment for any reason upon at least 30 days' prior written notice to the Company, such termination to be effective on the date 30 days following the date of the notice. The Employee will continue to render services and to be paid during such 30-day period, regardless of who gives such notice. The Employee may terminate this agreement immediately if the Company has not remained current in its obligations under this letter or the Part-Time Engagement Resources Agreement between the Company and Tatum or if the Company engages in or asks the Employee to engage in or to ignore any illegal or unethical conduct.

This agreement will terminate immediately upon the death or disability of the Employee. For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by the Company's Board of Directors acting in good faith.

The Employee's salary will be prorated for the final pay period based on the number of days in the final pay period up to the effective date of termination or expiration.

If at the effective date of such Termination, the Employee has not earned salary for at least 80 days, Company will make a termination payment to Employee equal to $125 times the number of days worked by the Employee. An additional payment of 20% of the above calculated amount will be paid to Tatum.

Miscellaneous:
This agreement contains the entire agreement between the parties with respect to the matters contained herein, superseding any prior oral or written statements or agreements.

Thomas J. Sweeney
August 3, 2005
Page 3 of 3

The provisions in this agreement concerning the payment of salary and bonuses and severance will survive any termination or expiration of this agreement.

The terms of this agreement are severable and may not be amended except in a writing signed by the parties. If any portion of this agreement is found to be unenforceable, the rest of this agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of is bargain.

This agreement will be governed by and constructed in all respects in accordance with the laws of the State of California, without giving effect to conflicts-of-laws principles.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.


Sincerely yours,

PATRIOT SCIENTIFIC CORPORATION


By: ________________________________________________
         David H. Pohl, Chief Executive Officer


Acknowledged and agreed by:

                           EMPLOYEE:

                           -----------------------------------
                           (Signature)
                                    Thomas J. Sweeney


                           Date: _______________________________